Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763)551-5000  • Fax (763)551-5198 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
James Palcynski/Bill Zima
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION ANNOUNCES EXTENSION OF TERM FOR CHIEF EXECUTIVE OFFICER

Minneapolis, MN, April 5, 2006 – Christopher & Banks Corporation (NYSE: CBK) today announced that Joseph E. Pennington, the Company’s Chief Executive Officer has extended his employment agreement and will continue to serve as the Company’s CEO through February 28, 2007. In addition, Mr. Pennington has agreed to remain with the Company as a part-time employee in an advisory role through August 31, 2008.

Mr. Pennington joined the Company in 1997. He served as the Company’s President and Chief Operating Officer from September, 1999 until December, 2005 when he was promoted to Chief Executive Officer.

Joe Pennington, Chief Executive Officer, commented, “I am pleased to extend my employment contract with the Company. We are in the early stages of improvement in the Company’s operations and I look forward to working with the rest of our management team as Christopher & Banks continues its growth.”

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company operates 714 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn. The Company currently has 507 Christopher & Banks stores, 182 C.J. Banks stores and 25 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company. The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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